Exhibit 99.1

American Spectrum Realty Reports Decreased Expenses and Occupancy Increase for Owned Properties in Second Quarter

HOUSTON--(BUSINESS WIRE)--August 15, 2012--American Spectrum Realty, Inc. (AMEX:AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today its results for the quarter ended June 30, 2012.

Second quarter rental revenue for ASR owned properties increased by approximately $0.2 million, primarily due to an increase in occupancy. The weighted average occupancy of our owned properties increased from 84% at June 30, 2011 to 88% at June 30, 2012. The weighted average occupancy of the Company's owned, managed and leased properties in Houston, Texas has steadily risen over the past nine months from 78% to 88% due to aggressive marketing and creative leasing strategies. Overall rental revenue for the second quarter decreased by approximately $1.7 million, or by 11%, compared to the second quarter of 2011. This decrease was primarily due to the deconsolidation of VIE’s during 2011 which accounted for approximately $1.6 million of the decrease. Rental revenue for properties consolidated for the full three months ended June 30, 2012 and 2011 was relatively unchanged, decreasing by approximately $0.1 million. However, Rental revenue for our VIE properties consolidated for the full three months ended June 30, 2012 and 2011 decreased by approximately $0.3 million, primarily due to a decrease in occupancy.

Total expenses decreased by approximately $4.1 million, or by 19.0%, for the second quarter of 2012 when compared to the second quarter of 2011 through cost-efficient management and streamlined operations. The decrease was also due to the deconsolidation of VIE’s during 2011 which accounted for a decrease in total expenses of approximately $2.7 million.

The Company reported a net loss attributable to common stockholders for the second quarter of 2012 of approximately $0.1 million, or $0.00 per diluted share, compared to net income of approximately $9.4 million, or $2.02 per diluted share for the second quarter of 2011. The net loss for the second quarter 2012 included income from discontinued operations of approximately $1.8 million, compared to net income from discontinued operations of approximately $15.1 million for the second quarter 2011. The net income for the second quarter of 2011 included a gain on litigation settlement of approximately $4.8 million related to the Company’s Hurricane Ike insurance claims.

On May 30th, 2012 the Company announced that it repurchased all of the operating partnership units (“OP Units”) issued to Evergreen Realty Group, LLC and certain of its affiliates (“Evergreen”). The Company had issued the OP Units to Evergreen in connection with its acquisition of assets from Evergreen on January 17, 2010. A total of 800,000 OP Units issued to Evergreen (adjusted from the original 1,600,000 OP Units issued to reflect the Company’s 2011 two-for-one reverse split), were repurchased by the Company for a total of ONE DOLLAR ($1). The repurchase transaction effectively increased the Company’s stockholders’ equity and decreased its non-controlling interest by $8 million, respectively. As a result of the repurchase, the number of OP Units outstanding (other than those held by the Company), was reduced to 252,463. Holders of OP Units have the option to redeem their OP Units and to receive, at the option of the Company, either (i) one share of common stock of the Company, or (ii) cash equal to the value of one share of common stock of the Company on the date of conversion.

The Company’s Funds From Operations (FFO), a widely accepted supplemental measure of REIT performance established by the National Association of Real Estate Investment Trusts, was approximately $(1.5) million for the six months ended June 30, 2012 compared to approximately $3.9 million for the six months ended June 30, 2012. The Company’s business is the ownership, operation and management of real estate. It believes that FFO is helpful to investors when measuring operating performance because it excludes various items that are considered in the determination of net income or loss that do not relate to or are not indicative of operating performance, such as gains or losses from sales of operating properties and depreciation and amortization, which can make periodic and peer analyses of operating performance more difficult. The following table reflects the reconciliation of FFO to net income (loss) attributable to the Company, the most directly comparable Generally Accepted Accounting Principles measure, for the six months ended June 30, 2012 and 2011 (in thousands):

	Six Months Ended June 30,
	2012	2011
Net income (loss) attributable to the Company	$419	$7,394
Depreciation and amortization from discontinued operations	706	2,811
Gain on disposition of discontinued operations	(6,171)	(15,444)
Deferred income tax expense (benefit)	241	5,021
Depreciation and amortization attributable to the Company’s owned properties	3,311	4,058
FFO	$(1,494)	$3,840

American Spectrum Realty, Inc. is a real estate investment company that owns, through its operating partnership, interest in office, industrial, self-storage, retail properties, and multi-family properties throughout the United States. The company has been publicly traded since 2001. American Spectrum Realty Management, LLC is a wholly-owned subsidiary of the Company’s operating partnership that manages and leases all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

ASRM provides first-class management and leasing services for office, industrial, retail, self-storage, and multi-family properties, totaling over 11 million square feet in 18 states.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

- Financial Tables Follow –

AMERICAN SPECTRUM REALTY, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

REVENUES:
Rental revenue	$13,818	$15,551	$28,176	$31,296
Third party management and leasing revenue	728	1,478	1,622	2,514
Interest income	40	60	86	199
Total revenues	14,586	17,089	29,884	34,009

EXPENSES:
Property operating expense	3,497	6,070	8,493	11,379
Corporate general and administrative	2,439	2,424	5,674	4,941
Depreciation and amortization	5,413	6,641	11,045	13,139
Interest expense	5,794	6,116	11,509	13,398
Impairment of real estate assets	-	-	481	150
Total expenses	17,143	21,251	37,202	43,007

OTHER INCOME/(EXPENSE):
Gain on litigation settlement	-	4,174	-	4,174
Other income/(expense)	-	623	(151)	623
Total other income/(expense)	-	4,797	(151)	4,797

(Loss)/income from continuing operation before deferred income tax	(2,557)	635	(7,469)	(4,201)

Deferred income tax benefit	1,058	571	2,048	1,262

(Loss)/income from continuing operations	(1,499)	1,206	(5,421)	(2,939)

Discontinued operations:
Loss from operations	(182)	(1,791)	(955)	(3,613)
Gain on disposition of discontinued operations	2,934	23,631	7,542	23,631
Income tax expense	(938)	(6,719)	(2,289)	(6,283)
Income from discontinued operations	1,814	15,121	4,298	13,735

Net income/(loss), including non-controlling interests	315	16,327	(1,123)	10,796

Plus: Net (income)/loss attributable to non-controlling interests	(308)	(6,894)	1,542	(3,402)

Net income attributable to American Spectrum Realty, Inc.	7	9,433	419	7,394

Less: Preferred stock dividend	(60)	(60)	(120)	(120)

Net (loss)/income attributable to American Spectrum Realty, Inc.
common stockholders	$(53)	$9,373	$299	$7,274

Basic per share data:

(Loss) income from continuing operations attributable to American Spectrum Realty, Inc.
common stockholders	(0.46)	1.13	(1.00)	$0.70
Income from discontinued operations attributable to American Spectrum Realty, Inc.	0.46	2.05	1.12	1.80
Net income attributable to American Spectrum Realty, Inc. common stockholders	-	$3.18	$0.12	$2.50

Basic weighted average shares used	3,564,783	2,964,001	3,571,283	2,962,647

Diluted per share data:

(Loss) income from continuing operations attributable to American Spectrum Realty, Inc.
common stockholders	(0.46)	0.72	(1.00)	$0.70
Income from discontinued operations attributable to American Spectrum Realty, Inc.	0.46	1.30	1.12	1.80
Net income attributable to American Spectrum Realty, Inc. common stockholders	-	$2.02	$0.12	$2.50

Diluted weighted average shares used	3,564,783	4,663,775	3,571,283	2,962,647

Amounts attributable to American Spectrum Realty, Inc. common stockholders:
(Loss) income from continuing operations	$(1,688)	$3,298	$(3,692)	$1,956
Income from discontinuing operations	$1,635	$6,075	$3,991	$5,318
Net (loss)/income	$(53)	$9,373	$299	$7,274

CONTACT:
American Spectrum Realty, Inc.
William J. Carden, 713-706-6200
Chairman, President and CEO